Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into as of January 1st 2022 (the “Effective Date”) by and between Pluristem Ltd., with its principal place of business at MATAM Park, Building 5, Haifa 31905 Israel (“Company”), and Mr. Zalman (Zami) Aberman, Israeli ID# 26014043 from Tel Mond, Israel (“Consultant”).

(Each may be referred to as a “Party” and collectively the “Parties”.)

WHEREAS,  the Parties hereto wish to enter into a new agreement in accordance with the provisions set forth in this Agreement; and

WHEREAS, Company desires to receive the Services (as defined herein) directly from the Consultant, and has secured all requisite corporate approvals in connection therewith; and

WHEREAS, Consultant has the skills, connections and experience necessary to serve as the Company’s Chairman of the Board; and

WHEREAS, Company wishes to retain Consultant, as an independent contractor, to provide Company with the Services, on a non-exclusive basis, pursuant to the terms and conditions hereunder;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	The Services

1.1.	The Consultant shall, during the Term of this Agreement (as defined below), provide the Company with services of Chairman of the Board of the Company and Chairman if the Board of Pluristem Therapeutics Inc. (the “Parent Company” and the “Services” respectively).

1.2.	Consultant shall use all reasonable endeavors to promote, develop and expand Company’s business, shall devote all necessary time and attention to the performance of his duties, and will work in coordination with Company’s executives and Board of directors.

1.3.	Without derogating from the above, the Consultant shall act in accordance with the Company’s policies, regulations and general instructions as shall be published and updated from time to time, including, but not limited to, the Company’s ABC policy, Sexual Harassment Policies, the Company’s Insider Trade Policy, the Company’s whistle blowing policy, the Company’s Ethic Code etc. Without derogating from the provisions of Section 4 below, in the event of a breach of this Section 1.3 or any of the policies mentioned herein, Company shall have the right to immediately terminate this Agreement without prior notice, based on Company’s sole discretion.

2.	Representations and Warranties

Each Party hereby represents and warrants to the other Party as follows:

2.1.	It is not a party to any contract or agreement preventing it from entering into this Agreement and carrying out its obligations hereunder, and such do not violate, conflict with or constitute a default under applicable law.

2.2.	When executed, this Agreement shall become its legal, valid and binding obligation, enforceable in accordance with the Agreement’s terms.

2.3.	It has, and during the term of this Agreement shall continue to maintain, the expertise, knowledge, capacity, financial means, facilities and personnel necessary to carry out its obligations under this Agreement.

3.	Consideration

As sole and full consideration for the Services, Consultant shall be entitled to the followings (the “Consideration”):

3.1.

Consulting Fees. In considerations for the Services, commencing on 1.1.2022, the Company shall pay the Consultant a monthly gross amount of 30,500 New Israeli Shekels (NIS) plus VAT (“Consulting Fees”), against a duly issued invoice. Payment will be made on a monthly basis.

3.2.	Bonus. Subject to Board’s discretion, Consultant shall be eligible to receive a special bonus payment of up to US$75,000 for extraordinary performance, or special efforts devoted on behalf of the Company. In addition, the Board of Directors or the Company’s Compensation Committee may decide to grant the Consultant with other bonus at the Board discretion.

3.3.	Special Bonus. Consultant shall be entitled to receive performance based bonus of 1.5% of the sums actually received by the Company in case of: (i) consummation of a merger, acquisition or sale of all or substantially all of the outstanding securities or assets of the Company; (ii) non-diluting funding; and (iii) any other significant corporate transactions, including the equity component of such transaction, as determined by the Parent Company’s Board of Directors; all, to the extent entered into no later than December 31, 2022.

3.4.	Car. The Company shall reimburse the Consultant for all reasonable expenses actually incurred with respect to the Consultant Car, in an amount of NIS4,000 per month (exclusive of VAT).

3.5.	Cellular Phone. The Company shall provide the Consultant with a cellular phone and shall bear reasonable expenses relating to such cellular phone.

3.6.	Reimbursement for Expenses. Consultant shall be entitled to receive prompt reimbursement of all direct expenses reasonable incurred by him in connection with the performance of his duties hereunder; provided, however, that the Consultant has submitted, in writing, in the proper formant, an expense report for the same, together with written receipts, in accordance with the Expense Policy (each, an “Expense Report”), and the Expense Report has been submitted within fifteen (15) days of the incurrence of the expenses.

3.7	D&O Insurance and indemnification. The Company undertakes to cause that the Consultant in its capacity as Office Holder of the Company, shall be covered by the Company’s D&O insurance policy, as shall be in effect from time to time. Furthermore, the Company shall act to provide indemnification to the Consultant in his capacity as an officer of the Company.

3.8.	For the avoidance of doubt, other than the Consideration, Consultant shall not be entitled to any further payment or compensation in connection with the performance of the Services, including any reimbursement of costs and expenses.

3.9.	For the avoidance of doubt, it is hereby clarified that each party to this Agreement will be liable for its own tax payments. In addition, any consideration shall include VAT at the applicable rate required by law and regulations.

3.10.	The Company shall withhold taxes from any paid Consideration, at an applicable rate as required by applicable laws and regulations, or at a rate that is determined by an authorized approval or certificate of the Israeli Tax Authority that may be provided to the Company by Consultant.

4.	Term and Termination

4.1.	This Agreement shall commence as of January 1, 2022 and shall continue in full force until the earlier of December 31, 2022, unless terminated by either party according to the terms hereto, or shall expire immediately in the event Consultant no longer serves as a director of the board of the Company or the Parent Company (the “Term”).

4.2.	Either Party may terminate this Agreement by giving the other Party thirty (30) days written notice (the “Notice Period”). Consultant shall continue to provide the Services during the Notice Period and shall be entitled to receive the Consideration for such Services. The Company retains the right, at its sole discretion and at any time within the Notice Period, to terminate, immediately and unilaterally, the Services, by giving a written notice to Consultant; Provided, however, that, Consultant shall be entitled to receive the Consideration payable for such Notice Period. The notice period will not apply in case the Consultant was not elected by the Parent Company’s shareholders to serve as a Board member in the annual general meeting.

4.3.	Notwithstanding, Company may, at its sole discretion, immediately terminate the Agreement by giving written notice to the Consultant in the event that the Consultant engage in any illegal, unfair, or deceptive business practices or unethical conduct whatsoever, whether or not related to the Services. In case of termination according to this Section, the Services shall terminate immediately and unilaterally, and Consultant shall not be entitled to receive any amounts, including the Consideration.

4.4.	Termination of this Agreement shall be without prejudice to any other right or remedy of either Party as stipulated in this Agreement. All covenants set forth in this Agreement designated or designed to survive its Term, shall survive the termination or expiration of this Agreement for any reason.

5.	Stock Based Awards

During the term of this Agreement, Consultant shall be entitled to participate in any of Pluristem Therapeutics Inc.’s (the Parent Company) equity compensation plans, whether currently in existence or as may be adopted in the future by the Parent Company’s shareholders, from time to time (the “Plan”), and may be granted such awards, pursuant to any relevant grant instruments, that may be granted in accordance with the Plan (the “Awards”) as shall be determined by the Board and/or the Parent Company’s Compensation Committee.

It is hereby clarified that the grant of the Awards is subject to (a) the approval of the Parent Company’s Board of Directors and/or Compensation Committee and (b) execution of any documents required pursuant to applicable law and the terms of the Plan, including execution of a grant Award agreement, and an irrevocable proxy. The terms of the Award, including but not limited to, the number of Awards granted, the exercise price, vesting period, adjustments and exercise period shall be determined in accordance with the provisions of the Plan and the executed grant Award agreement.

For certain Awards, Consultant shall be entitled to immediate acceleration of the of unvested Awards in the following circumstances: (i) in case of the termination by the Company of the Consulting Agreement for reasons other than as set forth in Section 4.3 of this Agreement, 100% of any unvested Awards; (ii) in case of the termination by the Consultant of the Consulting Agreement, up to 50% of any unvested Awards at the discretion of the Board of the Parent Company; and (iii) in the event of a Change of Control (as hereinafter defined) of the Parent Company, and provided the Consultant is still providing services to the Parent Company or a subsidiary, 100% of any unvested Awards.

The Parties further agree that the above referenced acceleration provision is not intended to apply to the Consultant’s awards that provide for market based condition.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) any one person, or more than one person acting as a group or in concert, acquires beneficial ownership of stock of the Parent Company that, together with stock held by such person or group, constitutes more than thirty percent (30%) of the total voting power of the stock of the Parent Company; (ii) any consolidation or merger of the Parent Company into another corporation or entity where the stockholders of the Parent Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any); (iii) the sale, lease or other transfer of all or substantially all of the Parent Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions; or (iv) the date that fifty percent (50%) or more of the members of the Parent Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by fifty percent (50%) or more of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election.

Any tax imposed on Consultant with respect to the grant and/or the exercise of the Award shall be borne by the Consultant.

6.	Confidentiality, Intellectual Property Assignment and Non-Competition

The Consultant undertakes to fully comply with the Confidentiality, Intellectual Property Assignment and Non-Competition provisions set forth in Exhibit A.

7.	Scope of Relationship

The relationship between the Company and Consultant shall be that of independent contractors. Neither Party is a partner, joint-venture, agent, employee or legal representative of the other, nor has either Party the authority to assume or create any obligation on behalf of the other, to bind the other or to represent itself as such to any third party. Consultant shall bear all social benefits required under any applicable law and shall not receive nor be entitled to overtime pay, insurance, severance payments or similar fringe or employment benefits from the Company.

7.1.	The Consultant affirms that this Agreement does not create any employee relationship between the Consultant and the Company.

7.2.	Without derogating from the above, Consultant shall reimburse and compensate the Company in the event that the Company is required to pay any sum of money to the Consultant and/or the Consultant’s heirs and/or dependents and/or to the National Social Security Authority (Bituach Leumi) and/or the tax authorities and/or any other party that sues in the name of the Consultant or on Consultant’s behalf, for any rights deriving from a status of an employee of the Company.

7.3.	The parties acknowledge that had the Company elected to retain the services of Consultant as an employee and had Consultant agreed to accept such employment, the salary payable to Consultant would be substantially lower than the Consulting Fee (as the Fee takes into account all social benefits that would otherwise be payable to an employee including, severance payments, etc.). Therefore, if any labor court, or other competent authority, determines that an employer-employee relationship does in fact exist between the Company and Consultant, the following shall apply:

7.3.1	For the period as to which it is claimed or determined that an employment relationship existed between the Company and Consultant (the “Relevant Period”), Consultant’s Fee shall be such amount equal to 67% of the Fee due to him for each month during the Relevant Period, and such consideration shall constitute the full Fee payable to Consultant on which basis any social contributions will be calculated.

7.3.2	Consultant hereby agrees to immediately repay the Company any amount which the Company has paid is under this Agreement, above the payments set forth in Section 7.3.1, such repaid amount to be linked to the Israeli Consumer Price Index and include interest at the annual rate of 5%.

7.3.3	The Company may set off any of the Consultant’s debt to the Company under this Section 7.3 from any amounts payable to Consultant under this Agreement or pursuant to his relationship with the Company in his capacity as such. For the avoidance of doubt, no deduction (as described in this section) shall exempt Consultant from repaying the Company the Consultant’s overall debt.

7.4.	The above obligations of the Consultant shall survive the termination of this Agreement.

8.	Miscellaneous

This Agreement, including its exhibits, when signed by the authorized representatives of the Parties hereto, shall constitute the sole and entire agreement between the Parties, with respect to the subject matter of this Agreement, and shall supersede any and all prior agreements, whether oral or written. No amendment or waiver to this Agreement shall be effective unless in writing and signed by authorized representatives of the Parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to its rules regarding conflict of laws. The competent courts located in the district of Tel-Aviv, Israel, shall have exclusive jurisdiction with respect to any claims or disputes arising out of or concerning this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

/s/ Yaky Yanay
Yaky Yanay

/s/Chen Franco-Yehuda
Chen Franco-Yehuda
/s/ Zalman Aberman
Pluristem Ltd.	Zalman Aberman

EXHIBIT A Confidentiality, Intellectual Property Assignment and Non-Competition

1.	Secrecy

(a)	The Consultant recognizes and acknowledges that its access whether prior to the date hereof or thereafter, to the trade secrets and confidential or proprietary information (collectively, the “Confidential Information”) of the Company and the Company’s subsidiaries and other affiliates (collectively, the “Companies”), is essential to the services the Consultant is giving to the Companies (the “Services”).

(b)	By way of illustration and not limitation, such Confidential Information shall include (i) any and all information concerning the business and affairs of the Companies, product specifications, data, know-how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company, and any other information, however documented of the Companies; (ii) any and all information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) all derivatives, improvements and enhancements to the Company’s technology which are created or developed in relation to the Services; and (iv) information of third parties as to which the Company has an obligation of confidentiality; and (v) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Companies containing or based, in whole or in part, on any information included in the foregoing.

(c)	The Confidential Information shall not include information which: (i) has become publicly known and made generally available through no wrongful act of the Consultant; (ii) was known to the Consultant prior to its involvement with the Companies; or (iii) is required to be disclosed as a result of court order to other legal process, provided, however, that the Consultant shall limit disclosure the required minimum, and will promptly notify the Company of the request to disclose the Confidential Information and the parts thereof that will, or have been disclosed.

(d)	Consultant further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Company’s, and that its use or disclosure (except use or disclosure as required for giving the Companies the Services) would cause the Company substantial loss and damages. Consultant undertakes and agrees that it will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances (except use or disclosure as required for giving the Companies the Services), will not make use of any such Confidential Information for the Consultant’s own purposes or for the benefit of any other person or organization, and will not reproduce any of the Confidential Information without the Company’s prior written consent.

(e)	Consultant will not disclose or otherwise make available to the Companies in any manner any confidential information received by Consultant from third parties.

(f)	The obligations set forth in this section are perpetual, and shall survive termination of any agreement regarding Services given to the Company by the Consultant.

(g)	Consultant further recognizes and acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in giving the Company the Services consistent with the Company’s agreement with the third party.

2.	Return of Materials. Upon termination of any agreement regarding the Services, or at the request of the Company before such termination, Consultant will promptly deliver to the Company all copies of all written and tangible material, in Consultant’s possession or under Consultant’s control, incorporating the Confidential Information or otherwise relating to the Company’s business, without retaining any copies thereof. The obligations set forth in this subsection shall survive termination of any agreement regarding the Services between Consultant and the Company.

3.	Ownership of Property and Rights

(a)	Exclusive Property. Consultant confirms that all Confidential Information and Works are, will be, and shall remain the exclusive property of the Company including all intellectual property rights therein under patent, copyright, trade secrets and similar laws in all countries throughout the world. All business records, papers and documents however documented kept or made by the Consultant as part of the Services given by it to the Company shall be and remain the property of the Company.

For the purpose of this section, the term “Works” shall mean any and all works, projects or Inventions (as defined below) performed and/or developed by the Consultant for or used by the Companies or otherwise included in the source code or object code of the Company’s products or otherwise used in the business of the Companies whether made prior or after the date of this Agreement.

(b)	Assignment & Waiver. Consultant hereby assigns and waives to the Company, without additional consideration to the Consultant, the entire right, title and interest in the Works and to any ideas, inventions, original works of authorship, developments, improvements, modifications, enhancements, trade secrets, and in and to any documentation, software, hardware, firmware, creative works, know-how and information, conceived or reduced to practice, in whole or in part, by Consultant during Consultant’s period giving the Company the Services, or caused to be conceived or reduced to practice, during the above period, and/or related to the Companies’ business, whether or not patentable, copyrightable or otherwise protectable, and Consultant assigns to the Company as above stated, the entire right, title and interest in and to any proprietary rights therein or based thereon including all intellectual property rights therein under patent, copyright, trade secrets and similar laws in all countries throughout the world (collectively, the “Inventions”). This assignment applies to all Works and Inventions created before, on and after the date of this Agreement, and also includes the right to sue for and recover damages for any past, present and/or future infringement of any of the Works and/or Inventions.

For the avoidance of doubt, it is agreed and clarified that the provisions of this Section 3 would also apply to any Company IP constituting a service invention as defined in the Israeli Patents Law, 5727-1967 (the “Service Invention” and the “Patents Law”, respectively), and such would constitute Consultant's property unless Company explicitly approved otherwise, in writing, within six months of receiving written notice of the Service Invention (for the avoidance of doubt, Section 132(b) of the Patents Law will not apply to the Service Invention). Consultant hereby waives any right to royalties, payment, or any other compensation from the Company with regard to any assigned Inventions and/or Works, as well as the ownership, utilization or commercial use of any Service Invention. For the avoidance of doubt, it is agreed that this Section 3 shall be deemed a “Contract” for the purpose of Section 134 of the Patents Law, and as such would prohibit Consultant from applying to the Compensation and Royalties Committee regarding the Service Inventions.

(c)	Perfection of Rights. Consultant shall provide all assistance the Company may request, and shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, as set forth above. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of any agreement between the Company and Consultant regarding the Services, but the Company shall compensate the Consultant at a reasonable rate after termination of such agreement for the time actually spent by the Consultant at the Company’s request on providing such assistance.

(d)	Consultant represents and warrants that except for the Company's rights in the Inventions and/or the Works, no other third party has any rights whether contractual, by law or otherwise from any kind whatsoever in the Inventions and/or the Works or in any intellectual property rights relating thereto. Consultant further represents and warrants that it has not granted to any third party any licenses in and to any of the Works, Inventions or any of the intellectual property rights relating thereto.

(e)	Survivability. The obligations set forth in this section are perpetual, and shall survive termination of any agreement regarding Services given to the Company by the Consultant.

(f)	Attorney-in-fact. If the Company is unable because of the Consultant’s mental or physical incapacity or the Consultant's refusal to cooperate with the Company after receiving the Company's request pursuant Section 3(c) above to secure the Consultant’s signature to application for any Israeli or foreign patent or copyright registration covering Inventions, Works or original works of authorship assigned to the Company as set forth above, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act on behalf and instead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent or copyright registration thereon with same legal force and effect as if executed by the Consultant.

4.	No Competition. For so long as Consultant is giving Services to the Company and continuing for 12 months after the termination or expiration of any agreement between the Consultant and the Company regarding such Services, the Consultant shall not, directly or indirectly:

(a)	solicit, endeavor to entice away from the Companies or otherwise interfere with the relationship of the Companies with any person or organization who is, or was within the preceding 6 months, a customer of the Companies, or who is employed by the Companies; or

(b)	own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any project, at such time, competing with the core technology and business of the Company anywhere in the world or providing products or services substantially similar to the products or services offered by the Company. It is hereby agreed that holding up to 3% of a publicly traded company by the Consultant shall not be deemed as engagement in competition with the Company.

5.	Enforcement. The Company may enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement. This Agreement shall be enforced to the fullest extent permissible under the laws of the State of Israel, without regard to its conflict of law principles. If any portion of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete such portion. Consultant expressly consents to the exclusive personal jurisdiction and venue of Tel-Aviv courts for any lawsuit arising from or relating to this Agreement and venue of Tel-Aviv courts for any lawsuit arising from or relating to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written first above.

/s/ Yaky Yanay
Yaky Yanay

/s/ Chen FrancoYehuda
Chen Franco-Yehuda
/s/ Zalman Aberman
Pluristem Ltd.	Zalman Aberman